Exhibit 10.12

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

2004 SHARE COMPENSATION PLAN

RESTRICTED SHARE UNIT AGREEMENT
(OUTSIDE DIRECTORS)

Seagate Technology plc, a public company incorporated under the laws of the Republic of Ireland with limited liability (the “Company”) has awarded you Restricted Share Units, pursuant to the provisions of the Company’s 2004 Share Compensation Plan (the “Plan”) and this Restricted Share Unit Agreement (including any attachments hereto, the “Agreement”) (collectively, the “Award”).  Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award are as follows:

1.             Award Terms.  Subject to further detail included in the Agreement, below are the key terms related to the Award:

(a)           Participant.

(b)           Global ID Number.

(c)           Date of Grant.

(d)           Grant Number.

(e)           Number of Restricted Share Units.

(f)            Vesting Schedule.  Subject to the terms of the Agreement, including but not limited to Sections 3 and 4 hereof, the Award shall vest in full on the earlier of: (i) the first anniversary of the Date of Grant or (ii) one day prior to the next election of directors following the Date of Grant.

2.             Grant of Restricted Share Units.  You are entitled to the aggregate number of Restricted Share Units specified in Section 1, above, pursuant to the terms and conditions of this Agreement.  Each Restricted Share Unit represents the right to receive one Share, subject to the terms and conditions set forth in this Agreement and the Plan, each as amended from time to time.

If you relocate to another country, any special terms and conditions applicable to Restricted Share Unit Awards granted in such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

In addition, the Company reserves the right to impose other requirements on the Award and any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

3.             Vesting and Settlement.  Subject to the limitations contained herein, the Restricted Share Units will vest as provided in Section 1, above, provided that, (i) upon the

2004 Plan RSU Agmt (Outside Director – July 2010)

termination of your Continuous Service (“Termination”) due to death a pro-rata portion of the Restricted Share Units shall vest, based upon the number of days between the Date of Grant and the date of your Termination, and (ii) in the event of a Change of Control, the Restricted Share Units shall vest immediately prior to the consummation of the Change of Control, so long as a Termination has not previously occurred.  Upon the vesting of any Restricted Share Units, as promptly as is reasonably practicable, Shares (which shall be considered to be fully paid up) shall be issued to you, and the Company shall deliver to you appropriate documentation evidencing the number of Shares issued in settlement of such vested Restricted Share Units.  Notwithstanding the foregoing, the settlement of the Restricted Share Units shall be conditioned upon your making adequate provision for Tax-Related Items, as discussed in Section 10 below, to the extent required by applicable law.

4.             Termination.  In the event of your Termination, you shall forfeit any or all of the Restricted Share Units that have not vested as of the date of Termination, taking into account the provisions of Section 3 above.

5.             Rights as Holder of Restricted Share Units.  You shall have no rights as a shareholder of the Company with respect to your Restricted Share Units until the date of issuance to you of evidence of ownership representing the Shares.

6.             Number of Shares.  The number of Shares subject to your Award may be adjusted from time to time for changes in capitalization, as provided in Article XIV of the Plan.

7.             Securities Law Compliance.  You will not be issued any Shares under your Award unless the Shares are either (a) then registered under the Securities Act or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award and/or the Shares, and you will not receive such Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

8.             Transferability.  The Restricted Share Units may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you without the prior written consent of the Company and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

9.             Award Not a Service Contract.  Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue as a director of the Company or an Affiliate, or on the part of the Company or an Affiliate to continue your service. In addition, nothing in your Award shall obligate the Company or an Affiliate, their respective shareholders, boards of directors, Officers or Employees to continue any relationship that you might have as an Employee, Director or Consultant for the Company or an Affiliate.

10.          Responsibility for Taxes.

(a)           Regardless of any action the Company takes with respect to any or all income tax, social insurance, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility.  You further acknowledge that the Company (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Restricted Share Units, the issuance of Shares, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.  Further, if you have become subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, you acknowledge that the Company may be required to account for Tax-Related Items in more than one jurisdiction.

(b)           You shall pay to the Company or its designee any amount of Tax-Related Items that the Company or any Affiliate may be required to account for as a result of your participation in the Plan.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

11.          Nature of the Award.  In accepting the Award, you acknowledge, understand and agree that:

(a)           the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)           the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Share Units, or benefits in lieu of Restricted Share Units, even if Restricted Share Units have been awarded repeatedly in the past;

(c)           all decisions with respect to future Restricted Share Unit awards, if any, will be at the sole discretion of the Company;

(d)           You are voluntarily participating in the Plan;

(e)           the Award and any Shares subject to the Award are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, and which is outside the scope of your service contract, if any;

(f)            the Award and any Shares subject to the Award are not intended to replace any other compensation that you receive from the Company;

(g)           the Award and any Shares subject to the Award are not part of normal or expected compensation for any purposes and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate;

(h)           the Award and your participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Affiliate;

(i)            the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(j)            no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of your Continuous Service by the Company (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the Award to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, waive your ability, if any, to bring any such claim, and release the Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(k)           in the event of the termination of your Continuous Service (whether or not in breach of local labor laws), your right to vest in the Restricted Share Units under the Plan, if any, will terminate effective as of the date of such termination and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when you are no longer in active service for purposes of the Award; and

(l)            the Award and the benefits under the Plan, if any, will not necessarily transfer to another company in the case of a merger, take-over or transfer of liability.

12.          No Advice Regarding Grant.  The Company neither is providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares.  You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

13.          Data Privacy.  You hereby explicitly and unambiguously consent to the collection, use, processing and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Award materials by and among, as applicable, the Company and its Affiliates (whether inside or outside the European Economic Area) for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, compensation from the Company or its Affiliates, nationality, title, any shares or directorships held in the Company, details of all Restricted Share Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data will be transferred to a brokerage firm or share plan service provider designated by the Company which is assisting the Company with the implementation, administration and management of the Plan.  You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country.  You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative.  You authorize the Company, any Company-designated brokerage firm or share plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain, process and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.  You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

14.          Notices.  Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.   Any such notices from the Company to you may also be delivered to you through the Company’s electronic mail system (during your Continuous Service) or at the last email address you provided to the Company (after termination of your Continuous Service).

15.          Miscellaneous.

(a)           The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assignees.

(b)           You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)           You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

16.          Governing Plan Document.  Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

17.          Choice of Law and Venue.  The Award is governed by, and subject to, the laws of the State of California, without regard to such state’s conflict of laws rules, as provided in the Plan.  For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the

Northern District of California, and no other courts, where this Award is made and/or to be performed.

18.          Language.  If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

19.          Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

20.          Additional Terms/Acknowledgements.  You acknowledge receipt of, and understand and agree to the terms of, this Agreement and the Plan (including any exhibits to each document).  You further acknowledge that this Agreement and the Plan (including any exhibits to each document) set forth the entire understanding between you and the Company regarding the acquisition of the Shares subject to this Award and supersede all prior oral and written agreements with respect thereto, including, but not limited to, any other agreement or understanding between you and the Company or an Affiliate relating to your Continuous Service and any termination thereof, compensation, or rights, claims or interests in or to the Shares.

You also acknowledge that, unless you specifically request (or have in the past specifically requested) to receive communications regarding the Plan and this Award in paper form, you agree to receive all communications regarding the Plan and this Award (including but not limited to the Plan Prospectus) by electronic delivery through an online or electronic system established and maintained by the Company or a third party designated by the Company (currently through the Morgan Stanley Smith Barney Corporate Benefits website at www.benefitaccess.com, which you may easily access and understand how to access, review and print the communications posted thereon).  Further, if requested, you agree to participate in the Plan through such an online or electronic system.  In addition, you understand that it is your responsibility to notify the Company of any changes to your mailing address so that you may receive any shareholder information to be delivered by regular mail.